Exhibit 99.1

3003 Tasman Drive Santa Clara, CA  95054

For release at 1:00 P.M. (PST)	Contact:
January 29, 2004	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(415) 512-4263

IMPORTANT NOTE:  Silicon Valley Bancshares (NASDAQ: SIVB) is in the process of performing a Statement of Financial Accounting Standards No. 142 impairment test on its investment-banking subsidiary, Alliant Partners, due to recent financial results and the inherent volatility of the mergers and acquisitions industry.  This analysis is not complete.  When the analysis is complete the preliminary results presented in this release may be subject to change.  All numbers in this release exclude any impact from the analysis and should be read with that in mind.  We expect to issue a final release upon conclusion of the analysis.

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

The Company Meets Guidance With Continued Strong Credit Quality and Improved Warrant Returns, Despite
Reversal of Certain Net State Income Tax Benefits

SANTA CLARA, Calif. — January 29, 2004 — Silicon Valley Bancshares today announced earnings per diluted common share (EPS) of $0.34 for the fourth quarter of 2003, within the range of guidance of $0.34 to $0.38 EPS given on October 16, 2003, and up from $0.28 in the fourth quarter of 2002.  EPS were reduced by $0.05 in the fourth quarter of 2003 in response to a December 31st announcement related to new tax shelter regulations issued by the California Franchise Tax Board (FTB), which caused the company to reverse certain net state income tax benefits.  EPS were $0.49 for the third quarter of 2003, owing in part to the company’s settlement of certain remaining film loan litigation, which resulted in a net loan loss recovery.  The impact of this litigation recovery on EPS, exclusive of all other loan loss recoveries, was $0.13.

EPS were $1.06 and $1.18 for the years ended December 31, 2003 and 2002, respectively.  In the second quarter of 2003, the company recorded a $17.0 million pre-tax impairment of goodwill charge related to Alliant Partners, as required by SFAS No. 142.  After tax, the charge was $11.0 million or $0.30 per share.

Fourth Quarter Highlights

•                  Once again, credit quality led the company’s fourth quarter performance with net recoveries of $0.3 million and $3.3 million of gross charge-offs.  This compares to $5.4 million of net recoveries and $3.4 million of gross charge-offs in the third quarter of 2003.  The company attributes this strong credit quality in part to its exceptional relationships with the venture and technology communities, which give it a unique ability among financial services companies to manage credit risk rather than avoid it.

•                  Nonperforming loans (NPLs) were 0.6 percent of total gross loans, the lowest level the company has experienced for ten years, for the second consecutive quarter.  The allowance to cover potential loan losses was at 522.3 percent of NPLs.

•                  Average deposits continued to trend higher in the fourth quarter of 2003 to $3.5 billion, reflecting an improving funding environment, increasing venture activity, and the company’s various business initiatives.

•                  Income from client warrants was $3.0 million in the fourth quarter of 2003 and $7.5 million for the year ended December 31, 2003, up from $1.7 million for all of 2002.  The fourth quarter of 2003 figure represents the highest quarterly warrant income gain for the company since the first quarter of 2001.

•                  The company realized equity securities losses, net of minority interest, of $0.5 million in the fourth quarter.  In the third quarter of 2003, the company realized equity securities gains, net of minority interest, of $0.9 million, primarily due to a single investment.  The company continues to be encouraged by recent trends in valuations for direct equity and venture capital fund investments.

•                  Average loans at $1.8 billion in the fourth quarter, increased slightly from the third quarter, up $45.0 million.  The company expects average loan balances to increase modestly throughout 2004 as it continues execution of a number of revenue-generating market initiatives.

•                  The company issued $50.0 million of 7.0% Trust Preferred Securities.  A portion of the proceeds was used to redeem the existing $40.0 million of 8.25% Trust Preferred Securities.  The remainder of the proceeds will be used for general corporate purposes.  The company entered into an interest rate hedge agreement to swap its 7.0 percent fixed payment for a variable rate based on the London Inter-Bank Offer Rate (LIBOR) plus a spread.

“We continue to be encouraged by signs of improvement in the economic outlook for our clients, including a reinvigorated NASDAQ and a reemerging IPO market,” said Kenneth P. Wilcox, president and CEO.  “More importantly, we are beginning to feel the impact of these improvements – increased VC spending and greater liquidity – in our own business.  Our 2003 average loan balances are the highest in our history, and quarterly warrant income has rebounded to its highest level in nearly three years, while deposit balances have continued to trend up this year.  In addition, our consistent focus on fundamentals throughout the downturn has resulted in stellar credit quality, one of the foundations of our overall strength as a company.

“In 2003, we put considerable time and energy into expanding globally and diversifying our product and service offerings, a decision that has minimized the impact of occasional material variations in some parts of our business with strong returns in others.”

Assets and Deposits

At December 31, 2003, period-end total assets were $4.5 billion, up $231.7 million, or 5.4 percent from September 30, 2003 and up $308.3 million, or 7.4 percent, from December 31, 2002.  Loans, net of unearned income, were $2.0 billion at December 31, 2003, up from $1.9 billion at September 30, 2003, and down from $2.1 billion at December 31, 2002.

Average deposit balances increased $93.3 million or 2.8 percent from the third quarter to $3.5 billion.  Period-end total deposits, at $3.7 billion, increased $194.6 million from September 30, 2003, and $230.7 million from December 31, 2002.  Client funds invested in private label investments, sweep products, and assets under management, at $9.3 billion, increased $0.9 billion, or 11.4 percent, from $8.4 billion at September 30, 2003, and increased $0.8 billion, or 10.0 percent, from $8.5 billion at December 31, 2002.  Average client investment fund balances increased to $8.8 billion for the fourth quarter of 2003, up from $8.3 billion for the third quarter of 2003.  This represents the first quarter-over-quarter increase in three years, and the company believes it is the result of recent improvements in the technology, IPO, and venture capital markets.

Net Income

Net income totaled $12.4 million for the fourth quarter of 2003, an increase of $0.4 million over the fourth quarter of 2002.  Net income in the third quarter of 2003 was $17.4 million.  The company’s reversal of certain net state income tax benefits, stemming from the FTB announcement, resulted in a $1.7 million reduction in net income for the fiscal year 2003.  Net income for the full year 2003 was $39.6 million, compared to $53.4 million for 2002.

Income

Net interest income, at $47.9 million, increased $1.7 million from the third to the fourth quarter of 2003, and decreased $0.5 million from the fourth quarter of 2002.  Fourth quarter net interest income was impacted by $1.3 million of deferred issuance costs related to redemption of the $40.0 million 8.25% Trust Preferred Securities.  The fourth quarter net interest margin decreased by 13 basis points also, due to these issuance costs.  Nevertheless, net interest margin remained stable in the fourth quarter at 5.0 percent, as compared to the third quarter of 2003.  The average yields on investment securities increased, while loans experienced a slight decrease in yields from the third quarter.

Noninterest income decreased $2.6 million to $18.8 million in the fourth quarter of 2003 from the third quarter of 2003.  The decrease resulted from lower corporate finance fees and from equity security investment losses.  The company experienced a decreased pace of transaction closings at Alliant Partners during the fourth quarter.  Due to the nature of the mergers and acquisitions industry, the company expects Alliant revenues to continue to be volatile on a quarter-to-quarter basis.  Silicon Valley Bancshares did see a healthy increase in income from client warrants, which partially offset other reductions in noninterest income.  Noninterest income was $15.8 million in the fourth quarter of 2002.

Gross investment losses were $1.2 million for the fourth quarter of 2003 compared to gross investment gains of $1.3 million for the third quarter.  Third quarter gains were largely related to the gain on a single investment.  Losses on the company’s equity investments, net of minority interest, totaled approximately $0.5 million in the fourth quarter of 2003, compared to gains, net of minority interest, of $0.9 million in the third quarter of 2003.  Additionally, in the fourth quarter of 2003, the company recognized $0.3 million of gains on fixed income securities.  In 2004, the company expects continued volatility in equity security losses, with general improvement in a lower range in the near term.

Warrant income for the year ended December 31, 2003 was $7.5 million, compared to $1.7 million for the 2002 calendar year.  Income from client warrants doubled in the fourth quarter of 2003 to $3.0 million.  This figure represents the highest quarterly warrant income gain since the first quarter of 2001.  Based on December 31, 2003 market valuations, the company had $7.5 million in potential pre-tax warrant gains.  Silicon Valley Bancshares is restricted from exercising many of these warrants until later in 2004.  Silicon Valley Bancshares continues to enhance its warrant portfolio in anticipation of future returns and took 293 warrants in 2003.  As of December 31, 2003, the company directly held 1,842 warrants in 1,329 companies, had made investments in 254 venture capital funds, and had direct equity investments in 19 companies, many of which are private.  Additionally, Silicon Valley Bancshares has made investments in 20 venture capital funds through its fund of funds, SVB Strategic Investors Fund, L.P., and made direct equity investments in 25 companies through its venture capital fund, Silicon Valley BancVentures, L.P.  Silicon Valley Bancshares is typically contractually precluded from taking steps to secure any current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods might vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.  However, because of the potential for growth, income from the disposition of client warrants is a key component of Silicon Valley Bancshares’ long-term strategy.

Expenses

Noninterest expense totaled $50.6 million in the fourth quarter of 2003, up from $48.8 million in the third quarter of 2003.  The third quarter benefited from the recovery of significant legal fees associated with the settlement of the remaining film loan loss litigation, which also resulted in increased compensation accruals.  Compensation expense in the fourth quarter of 2003 decreased from the prior quarter.  Fourth quarter of 2003 noninterest expense increased $2.6 million from the fourth quarter of 2002, primarily due to increased incentive compensation costs, which are needed to retain the professional talent necessary to ensure continued high credit quality and improved performance.

The company implemented a real estate investment trust (REIT) during the third quarter of 2002, to serve as a future-funding vehicle.  The company expects to be able to raise capital through the REIT at a lower cost than directly through Silicon Valley Bank.   As discussed earlier, in the fourth quarter of 2003 the company reversed certain net state income tax benefits taken in the first three quarters of 2003 and has taken no such benefits in the fourth quarter of 2003, in response to the FTB announcement on December 31, 2003, which related to new tax shelter regulations.  The company believes it is appropriately reserved for prior year benefits that were previously recognized.  The company will not reflect any future financial statement REIT tax benefits until this matter has been resolved with the FTB.  Silicon Valley Bancshares and its financial advisors believe that the company’s position with regard to the REIT has merit and the company plans to pursue its tax claims and defend its use of this entity.

Return on average equity was 10.7 percent in the fourth quarter of 2003, compared to 16.0 percent in the third quarter of 2003 and 7.8 percent in the fourth quarter of 2002.  For the fourth quarter of 2003, return on average assets was 1.2 percent, compared to 1.7 percent in the third quarter of 2003, and 1.2 percent in the fourth quarter of 2002.

Credit Quality

Continuing the company’s established trend of strong credit quality, NPLs were $12.4 million or 0.6 percent of total gross loans at December 31, 2003, an improvement from $12.6 million or 0.7 percent of gross loans at September 30, 2003.  The company realized $0.3 million in net recoveries in the fourth quarter.  Gross charge-offs for the 2003 fourth quarter totaled $3.3 million, down slightly from $3.4 million for the 2003 third quarter.  Gross charge-offs were $5.4 million at December 31, 2002.  The company’s experience with charge-offs and NPLs allowed it to reduce the allowance for loan losses to $64.5 million, or 3.2 percent of total gross loans and 522.3 percent of NPLs at December 31, 2003.  At December 31, 2002, the allowance for loan losses totaled $70.5 million or 3.4 percent of total gross loans and 345.4 percent of NPLs.

Stock Buyback Program and Stockholders’ Equity

The company did not repurchase any shares in the fourth quarter of 2003.  As of December 31, 2003 the company had repurchased 4.5 million shares totaling $113.2 million, pursuant to its stock repurchase program of up to $160 million, authorized by the board of directors in the second quarter of 2003.

Stockholders’ equity totaled $474.6 million at December 31, 2003, an increase of $19.6 million compared to $455.1 million at September 30, 2003.  Stockholders’ equity primarily increased as a result of the company’s earnings and the exercise of employee stock options.  Both Silicon Valley Bancshares' and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of December 31, 2003.

Trust Preferred Securities

On October 30, 2003, the company issued $50.0 million in 7.0% Trust Preferred Securities.  A portion of the proceeds was used to redeem the existing $40.0 million of 8.25% Trust Preferred Securities.  The remainder of the proceeds will be used for general corporate purposes.  In October 2003, the company entered into an interest rate hedge agreement to swap its 7.0 percent fixed rate payment for a variable rate based on LIBOR plus a spread.  The interest rate swap agreement mirrors the terms of the Trust Preferred Securities and therefore is callable by the counter-party anytime after October 30, 2008.

Q1 2004 Guidance

Silicon Valley Bancshares currently expects first quarter 2004 earnings to be between $0.31 and $0.35 per share, although actual results may differ.  The forecast assumes no changes in market interest rates, a small improvement in net interest margin, a provision for loan loss expense versus the negative provision taken in the prior two quarters, and an average balance sheet modestly larger than fourth quarter.  In addition, it assumes improved noninterest income, noninterest expense at approximately fourth quarter levels, a stable economic environment, and no further share repurchases.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions

•                  descriptions of products, services and industry sectors

•                  forecasts of venture capital funding levels

•                  expected levels of provisions for loan losses

•                  forecasts of future economic performance

•                  descriptions of assumptions underlying or relating to any of the foregoing

In this release, Silicon Valley Bancshares makes forward-looking statements discussing our management’s expectations about:

•                  future EPS

•                  future performance

•                  our ability to manage future risks

•                  returns and growth of our warrant portfolio

•                  future performance of Alliant Partners

•                  future loan balances, growth and yield

•                  future deposit trends

•                  future stock buybacks

•                  future net interest margin

•                  future equity investment activities and equity security losses

•                  future provision for loan losses and net charge-offs

•                  future venture capital funding levels

•                  future credit quality

•                  future outcome of REIT tax benefits and uses of the REIT

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the first quarter 2004 targets to change include:

•                  adjustments needed in the transaction closing process as required by accounting principles generally accepted in the United States of America

•                  material changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  material changes in credit quality

•                  material changes in interest rates or market levels.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors” included in page 11 through 16 of our registration statement on Form S-3, as filed with the Securities and Exchange Commission on September 30, 2003 and Item 7A, page 56, of our annual report on Form 10-K dated March 5, 2003.  The company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform with 2003 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

This release excludes any impact from the in-progress impairment test for Alliant.  If it should be determined that there is impairment, the numbers contained herein will change.

Earnings Conference Call

On January 29, 2004, the company will host a conference call at 2:00 p.m. (PST) to discuss the 2003 fourth quarter and year-end financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A live Webcast can be accessed at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PST), on Thursday, January 29, 2004, through 5:00 p.m. (PST), on Monday, March 1, 2004, by dialing (800) 456-0483.  A replay of the Webcast will also be available on www.svb.com beginning Thursday, January 29, 2004.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed.  The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology and life sciences markets, as well as the private equity and premium wine industries.  Headquartered in Santa Clara, Calif., and with 27 offices across the country, the company offers clients commercial, investment, merchant and personal banking, as well as private equity and value-added services, using its knowledge and networks.  Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, Alliant Partners. More information on the company can be found at www.svb.com.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF INCOME

	For the three months ended			For the twelve months ended
(Dollars in thousands, except per share amounts)	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Interest Income:
Loans	$36,360	$36,440	$38,881	$148,770	$156,240
Investment Securities:
Taxable	13,323	10,532	10,739	42,789	46,585
Non-Taxable	1,491	1,575	1,580	6,248	6,894
Federal Funds Sold and Securities Purchased Under Agreement to Resell	1,367	1,204	778	4,530	2,865
Total Interest Income	52,541	49,751	51,978	202,337	212,584

Interest Expense
Deposits	2,047	2,196	3,321	9,083	16,229
Other Borrowings (1)	2,562	1,281	210	4,370	1,647
Total Interest Expense	4,609	3,477	3,531	13,453	17,876

Net Interest Income	47,932	46,274	48,447	188,884	194,708
Provision for Loan Losses	(3,320)	(7,449)	1,033	(6,223)	3,882
Net Interest Income After Provision for Loan Losses	51,252	53,723	47,414	195,107	190,826

Noninterest Income:
Client Investment Fees	5,832	5,793	6,843	23,991	30,671
Deposit Service Charges	3,514	3,567	2,289	13,202	9,072
Corporate Finance Fees	1,627	2,737	3,548	13,149	12,110
Letter of Credit and Foreign Exchange Income	2,806	3,419	3,519	12,856	15,225
Income from Client Warrants	2,997	1,518	411	7,528	1,661
Credit Card Fees	759	638	33	3,431	955
Investment (Losses) Gains	(1,175)	1,317	(3,164)	(8,402)	(9,825)
Other	2,409	2,351	2,361	9,305	7,989
Total Noninterest Income	18,769	21,340	15,840	75,060	67,858

Noninterest Expense:
Compensation and Benefits	28,917	32,472	24,173	122,093	105,168
Net Occupancy	4,519	4,614	4,981	17,638	20,391
Impairment of Goodwill	—	—	—	17,000	—
Professional Services	3,875	2,378	6,369	13,677	18,385
Furniture and Equipment	3,731	2,654	3,579	11,289	9,562
Business Development and Travel	2,906	1,874	2,498	8,692	8,426
Correspondent Bank Fees	1,134	1,075	767	4,343	2,835
Data Processing Services	879	926	1,378	4,288	4,360
Telephone	845	707	755	3,187	3,123
Tax Credit Fund Amortization	561	712	842	2,704	2,963
Postage and Supplies	795	590	937	2,601	3,190
Trust Preferred Securities Distributions (1)	—	—	325	594	2,230
Other	2,410	802	1,336	8,581	5,741
Total Noninterest Expense	50,572	48,804	47,940	216,687	186,374

Minority Interest in Net Losses of Consolidated Affiliates	1,438	7	2,230	7,689	7,767
Income Before Income Taxes	20,887	26,266	17,544	61,169	80,077
Income Tax Expense	8,512	8,837	5,627	21,523	26,719
Net Income	$12,375	$17,429	$11,917	$39,646	$53,358

Earnings per Common Share	$0.36	$0.51	$0.29	$1.10	$1.21
Earnings per Diluted Common Share	$0.34	$0.49	$0.28	$1.06	$1.18

Return on Average Assets	1.2%	1.7%	1.2%	1.0%	1.4%
Return on Average Equity	10.7%	16.0%	7.8%	8.0%	8.5%
Weighted Average Shares Outstanding	34,472,844	34,204,775	41,485,138	36,109,404	44,000,300
Weighted Average Diluted Shares Outstanding	36,469,592	35,347,674	42,213,958	37,255,418	45,079,524

(1)               Adoption of SFAS No. 150 in the third quarter of 2003 resulted in reclassification of Trust Preferred Securities distribution expense from noninterest expense to interest expense.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the twelve months ended
(Dollars in thousands)	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net Income	$12,375	$17,429	$11,917	$39,646	$53,358

Other Comprehensive (Loss) Income, Net of Tax:
Change in Unrealized Gains (Losses) on Available-For-Sale Investments:
Unrealized Holding Gains	6	2,425	42	2,338	5,804
Reclassification Adjustment for Gains Included in Net Income	(1,776)	(1,007)	(279)	(4,879)	(1,107)
Other Comprehensive (Loss) Income, Net of Tax	(1,770)	1,418	(237)	(2,541)	4,697
Comprehensive Income	$10,605	$18,847	$11,680	$37,105	$58,055

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(Dollars in thousands, except par value and per share amounts)	December 31, 2003	September 30, 2003	December 31, 2002
Assets:
Cash and Due from Banks	$252,521	$229,001	$239,927
Federal Funds Sold and Securities Purchased Under Agreement to Resell	542,475	476,949	202,662
Investment Securities	1,575,434	1,522,084	1,535,694
Loans:
Gross Loans	2,001,502	1,924,255	2,097,857
Unearned Income on Loans	(12,273)	(12,323)	(11,777)
Loans, Net of Unearned Income	1,989,229	1,911,932	2,086,080
Allowance for Loan Losses	(64,500)	(67,500)	(70,500)
Net Loans	1,924,729	1,844,432	2,015,580
Premises and Equipment	14,999	15,036	17,886
Goodwill	83,548	83,548	100,549
Accrued Interest Receivable and Other Assets	97,787	88,766	70,883
Total Assets	$4,491,493	$4,259,816	$4,183,181

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,186,352	$1,875,684	$1,892,125
NOW	20,897	21,586	21,531
Money Market	1,080,559	1,113,983	933,255
Time	379,068	461,073	589,216
Total Deposits	3,666,876	3,472,326	3,436,127
Short-Term Borrowings	9,124	9,054	9,127
Other Liabilities	87,335	82,251	47,550
Long-Term Debt	154,634	154,377	17,397
Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	48,106	38,731	—
Total Liabilities	3,966,075	3,756,739	3,510,201

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	—	—	39,472
Minority Interest in Capital of Consolidated Affiliates	50,744	47,971	43,158
Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	35	41
Additional Paid-In Capital	14,240	5,453	99,979
Retained Earnings	449,800	437,428	476,610
Unearned Compensation	(1,232)	(1,411)	(652)
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-Sale Investments	11,831	13,601	14,372
Total Stockholders’ Equity	474,674	455,106	590,350
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,491,493	$4,259,816	$4,183,181
Capital Ratios:
Total Risk-Based Capital Ratio	16.6%	16.7%	16.0%
Tier 1 Risk-Based Capital Ratio	11.9%	11.9%	14.8%
Tier 1 Leverage Ratio	10.3%	9.9%	13.9%
Average Stockholders’ Equity as a Percentage of Average Assets (2)	10.8%	10.5%	15.7%
Other Period End Statistics:
Book Value per Share	$13.55	$13.16	$14.55
Full-Time Equivalent Employees	969	957	1,019
Common Stock Outstanding	35,028,470	34,595,541	40,578,093

(1)

Adoption of SFAS No. 150 in the third quarter of 2003 resulted in a reclassification of Trust Preferred Securities to the liabilities section of the Consolidated Balance Sheet.  See the text under the caption “Recent Accounting Pronouncements” in Note 1, “Summary of Significant Accounting Policies,” in the Company’s Form 10-Q for the quarterly period ended September 30, 2003, as filed with the Securities and Exchange Commission.

(2)	Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended December 31,
	2003			2002
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell	$503,929	$1,367	1.1%	$172,542	$778	1.8%
Investment Securities:
Taxable	1,418,082	13,323	3.7	1,276,645	10,739	3.3
Non-Taxable (1)	136,606	2,294	6.7	145,359	2,431	6.6
Loans:
Commercial	1,506,103	33,049	8.7	1,562,489	35,174	8.9
Real Estate Construction and Term	90,915	1,323	5.8	102,432	1,713	6.6
Consumer and Other	185,748	1,988	4.2	174,372	1,994	4.5
Total Loans	1,782,766	36,360	8.1	1,839,293	38,881	8.4
Total Interest-Earning Assets	3,841,383	53,344	5.5	3,433,839	52,829	6.1

Cash and Due From Banks	200,339			184,071
Allowance for Loan Losses	(69,631)			(74,426)
Goodwill	83,552			100,565
Other Assets	208,244			191,189
Total Assets	$4,263,887			$3,835,238

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$22,638	24	0.4	$23,059	36	0.6
Regular Money Market Deposits	401,840	509	0.5	270,068	562	0.8
Bonus Money Market Deposits	701,266	893	0.5	621,290	1,276	0.8
Time Deposits	390,240	621	0.6	573,997	1,447	1.0
Short-Term Borrowings	9,083	69	3.0	9,090	69	3.0
Long-Term Debt	154,502	305	0.8	17,323	141	3.2
Trust Preferred Securities (2)	58,443	2,188	14.9	—	—	—
Total Interest-bearing Liabilities	1,738,012	4,609	1.1	1,514,827	3,531	0.9
Portion of Noninterest-bearing Funding Sources	2,103,371			1,919,012
Total Funding Sources	3,841,383	4,609	0.5	3,433,839	3,531	0.4

Noninterest-Bearing Funding Sources:
Demand Deposits	1,935,298			1,595,911
Other Liabilities	88,452			46,941
Trust Preferred Securities (2)	—			38,690
Minority Interest in Capital of Consolidated Affiliates	42,334			36,236
Stockholders’ Equity	459,791			602,633
Portion Used to Fund Interest-earning Assets	(2,103,371)			(1,919,012)
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,263,887			$3,835,238

Net Interest Income and Margin		$48,735	5.0%		$49,298	5.7%

Total Deposits	$3,451,282			$3,084,325

(1)

Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35% in 2003 and 2002.  The tax equivalent adjustments were $803 and $851 for the three months ended December 31, 2003 and 2002, respectively.

(2)

The company’s 8.25% annual distribution to SVB Capital I, which is a special-purpose trust formed for the purpose of issuing the Trust Preferred Securities, was recorded as a component of noninterest expense prior to adoption of SFAS No. 150.  Adoption of SFAS No. 150 in the third quarter of 2003 resulted in: (1) a reclassification of Trust Preferred Securities to the interest-bearing liabilities section of the Consolidated Average Balance Sheet, and (2) Trust Preferred Securities distribution expense to be classified as interest expense on the Consolidated Statements of Income.  On October 30, 2003, the company issued $50.0 million in cumulative 7.0% Trust Preferred Securities through its newly formed and wholly-owned special —purpose trust, SVB Capital II.  A portion of the net proceeds were used to redeem the existing $40.0 million of 8.25% Trust Preferred Securities.  Approximately $1.3 million of deferred issuance costs related to redemption of the $40.0 million 8.25% Trust Preferred Securities were included in interest expense in the fourth quarter of 2003.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CREDIT QUALITY

(Dollars in thousands)	December 31, 2003	September 30, 2003	December 31, 2002
Nonperforming Loans:
Nonaccrual Loans	$12,350	$12,589	$20,411
Total Nonperforming Loans (1)	$12,350	$12,589	$20,411

Nonperforming Loans as a Percentage of Total Gross Loans	0.6%	0.7%	1.0%
Nonperforming Loans as a Percentage of Total Assets	0.3%	0.3%	0.5%

Allowance for Loan Losses	$64,500	$67,500	$70,500
As a Percentage of Total Gross Loans	3.2%	3.5%	3.4%
As a Percentage of Nonperforming Loans	522.3%	536.2%	345.4%

(1)	Nonperforming loans equals nonperfoming assets for each respective period.